Exhibit 99.1

Energizer Resources Inc. Officially Begins Trading as NextSource Materials Inc. With New Ticker Symbols

NEWS RELEASE – April 24, 2017

NextSource Materials Inc. (“NextSource” or the “Company”), formerly known as Energizer Resources Inc., announces that effective today, April 24, 2017, its shares will commence trading under NextSource Materials Inc. and corresponding new ticker symbols on both the Toronto Stock Exchange (TSX) and on the U.S. OTC Market Group (OTCQB) upon the opening of the markets.
The change to NextSource Materials signifies an important shift in the evolution of the Company from an exploration-stage company into a mine-development company and exemplifies its ambitious goal of providing the next source of strategic battery materials that will change the world.
New Trading Symbol on TSX: NEXT
NextSource Materials’ common shares, which are currently trading on the TSX under the symbol “EGZ”, will commence trading under the new ticker symbol “NEXT” upon the opening of the markets.
New Trading Symbol on OTCQB
NextSource Materials’ common shares, which are currently trading on the OTCQB under the symbol “ENZR”, will commence trading on the OTCQB under the new ticker symbol “NSRC” upon the opening of the markets.
The CUSIP number assigned to the Company’s shares is now 65342W109 (ISIN: US65342W1099).

New Corporate Website: nextsourcematerials.com
As part of the rebrand, the Company’s newly designed corporate website will also officially launch upon market opening. The new domain name will be www.nextsourcematerials.com.

Fast-tracking the Molo Mine with a Two-Phased Approach

As detailed in the Company’s April 20, 2017 news release, NextSource announced that it had revised Phase 1 of its mine development plan for its 100%-owned Molo Graphite Project in Madagascar to include significant production and that the completion of an updated Feasibility Study (FS) to reflect this development is imminent.

Phase 1 of the Molo mine plan will now consist of the construction of a fully operational and sustainable graphite mine with a permanent processing plant capable of producing approximately 15,000 tonnes per annum (“tpa”) of high-quality flake concentrate per year with a mine life of over 20 years. This significant increase from the original Phase 1 mine plan that was detailed in the Company’s November 7, 2016 news release that envisioned the construction of a demonstration processing plant to produce flake graphite concentrate on a test basis. The Company’s recently completed Detailed Engineering Study with respect to the revised Phase 1 mine plan demonstrates the viability of a modular build out and supports the anticipated initial production of 15,000 tpa.  The assumptions, parameters and methods in establishing the above estimates are currently being finalized and will be disclosed in the updated and soon to be released Molo Graphite Project Feasibility Study.

The Company expects that Phase 1 could be completed in approximately 6 months, subject to funding. Once funding is secured, the Company will initiate Phase 1 of the build-out, which will include equipment procurement, off-site modular fabrication and assembly, factory acceptance testing (FAT), module disassembly, shipping, plant infrastructure construction, onsite module re-assembly and commissioning.
Phase 2 of the Molo mine plan will consist of the expansion to a fully operational mine capable of producing 53,000 tpa of finished flake graphite concentrate. This expansion will be predicated on market demand for Molo flake graphite during Phase 1 production and will consist of additional mine build-out infrastructure, including construction of a tailings dam facility.

The Company is currently preparing for the release of the revised FS and commencement of procurement for the resulting mine infrastructure.  Robin Borley, the Company’s Senior Vice-President of Operations, and Mr. Johann de Bruin, the former Managing Director of DRA Africa who joined Energizer as a consultant in March, will oversee all aspects regarding the operational readiness of the Company’s newly revised Phase 1 Molo mine plan.

Qualified Persons
Mr. Craig Scherba, P.Geo., President and CEO, is the qualified person who reviewed and approved the technical information detailed in the Company’s April 20, 2017 news release.
About NextSource Materials Inc.
NextSource Materials Inc. is a mine development company based in Toronto, Canada, that is developing its 100%-owned Molo Graphite Project in southern Madagascar. The Molo Graphite Project is a Full Feasibility-stage project and ranks as one of the largest-known and highest quality flake graphite deposits in the world.

For further information contact: +1.416.364.4911
Brent Nykoliation, Senior Vice President, Corporate Development at brent@nextsourcematerials.com  or  Craig Scherba, President and CEO at craig@nextsourcematerials.com
Safe Harbour: This press release contains statements that may constitute “forward-looking statements” within the meaning of applicable Canadian and United States securities legislation. Readers are cautioned not to place undue reliance on such forward-looking statements. Forward-looking statements are related to the timing of the completion of the updated and revised Feasibility Study, the results of the revised Feasibility Study, funding of the development of the Molo Project, implementation and commencement of the build-out of the Molo Project, commencement of production at the Molo Project, commencement of procurement for mine infrastructure, the procurement of equipment to construct a mine, value engineering, continued product test results and product analysis, and the permit application. These are based on current expectations, estimates and assumptions that involve a number of risks, which could cause actual results to vary and in some instances to differ materially from those anticipated by the Company and described in the forward-looking statements contained in this press release. No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur or, if any of them do so, what benefits the Company will derive there from. The forward-looking statements contained in this news release are made as at the date of this news release and the Company does not undertake any obligation to update publicly or to revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable securities laws.